Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-225717 on Form S-8 of our report dated March 27, 2019, relating to the financial statements of Charah Solutions, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Charah Solutions, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Louisville, Kentucky
March 27, 2019